Exhibit 99.1

Solargy Systems Inc New Name for SBD International, Inc

Ft.lauderdale , October 27,2008) -- Management of SBD International Inc. has indicated is has filed a corporate name change with the Secretary of Sate, Nevada,amending its name the Solargy Systems Inc.

CEO C. Michael Nurse stated, “The Board voted to change the name to reflect the company's changed mission. We are now in the alternative energy business and we wanted a name to better reflect our new line of business..

Solargy Systems Inc, has entered the green energy business positioned to be a systems integrator of alternative energy technologies. The technologies we use as we look to provide solutions to the high cost of energy in emerging markets include solar panels, waste to energy ,and wind. We plan to sell and install small power systems ranging from 1 MW systems for large commercial applications to 20 MW and larger hybrid systems using solar and wind ,or waste and solar or some combination as determined by local conditions.

In keeping with our new mission, we have executed a letter of intent with a manufacturer of solar panel production equipment. The equipment would enable us to be a low cost producer of solar cells. We are now seeking Power purchase agreements which would assure us of an income stream to fund our corporate strategy.”

This press release contains “forward-looking” statements as that term is defined by Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). All statements that are included in this press release other than statements of historical fact are “forward-looking” statements. Although Solargy Systems Inc believes that the expectations reflecting in these forward-looking statements are reasonable, it can give no assurance that such expectations will materialize. Important factors could cause actual results to differ materially from the expectations as disclosed herein, including without limitation, in conjunction with these forward-looking statements contained in this press release.

SOURCE: Solargy Systems Inc,

CONTACT:	Solargy Systems Inc

C. Nurse, 954 533 0522

http://www.solargysystemsinc.com

cnurse@solargysystemsinc.com